UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 0-18051


                               Denny's Corporation
                               -------------------
             (Exact name of registrant as specified in its charter)


                              203 East Main Street
                     Spartanburg, South Carolina 29319-0001
                                 (864) 597-8000
                             ----------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                 Common Stock Warrants expiring January 7, 2005
                 ----------------------------------------------
            (Title of each class of securities covered by this Form)



                     Common Stock, par value $.01 per share
                             ----------------------

                         Preferred Stock Purchase Rights
                       -----------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)    [ ]
             Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)    [ ]
             Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                               Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Denny's Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 10, 2005                    By:      /s/ Andrew F. Green
     ----------------------                         ---------------------------
                                                    Andrew F. Green
                                                    Senior Vice President and
                                                    Chief Financial Officer